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                                                                  EXHIBIT 99.1

GB FOODS CORPORATION

PRESS RELEASE

Contact:   Andrew F. Puzder
           CEO
           (805) 898-7134


           GB FOODS CORPORATION ANNOUNCES YEAR-END FINANCIAL RESULTS
              AND AGREEMENT TO PURCHASE JB'S RESTAURANTS FROM CKE
                               RESTAURANTS, INC.


YEAR-END FINANCIAL RESULTS:

     ANAHEIM, Calif., February 20, 1998 -- GB Foods Corporation ("GBFC"), operator of the Green Burrito Mexican quick-service restaurants (NASDAQ: GBFC), today announced net income of $854,000 or $0.11 per share for the year ended December 31, 1997, compared to a net loss of $48,000 or $0.01 per share for the year ended December 31, 1996. Net income for the fourth quarter was $265,000 or $0.03 per share, compared to net income of $129,000 or $0.02 per share for the comparable period in 1996. This favorable trend is attributable to GBFC's continued focus and expansion of its dual-concept restaurant business.

     GBFC's total revenues increased to $5,380,000 for the year ended December 31, 1997, up $386,000 from 1996 revenues of $4,994,000. This increase is primarily attributable to an increase in revenues earned from franchise fees and royalty income resulting from a significant

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increase in the number of dual-concept restaurants.

     At December 31, 1997, there were seven company-owned restaurants, 40 stand-alone franchise restaurants, and 134 dual-concept franchise restaurants, including 115 Carl's Jr./Green Burrito dual concept restaurants (52 of which were opened in 1997).

    Andrew F. Puzder, chief executive officer of GBFC, stated, "We are very pleased with the turnaround in the operating performance of GBFC in 1997. In particular, we were able to convert an eight percent increase in revenue into a strong operating profit of $854,000, as compared to a loss of $48,000 in the prior year. This strong operating performance equates to a return on average shareholders' equity of 24 percent. In addition, GBFC was successful in negotiating lower food and paper costs for both its company-owned restaurants and its franchise partners arising from its strong dual-concept relationship with CKE Restaurants, Inc. ("NYSE:CKR") ("CKE"), operator of Carl's Jr. restaurants. GBFC is also looking forward to an expanded marketing program as a result of increased advertising commitments in 1998 from both CKE and our other franchisees."

EXECUTION OF AGREEMENT TO PURCHASE JB'S RESTAURANTS, INC.:

     GBFC further announced today that it has entered into an Agreement and Plan of Reorganization with CKE (the "Agreement"), pursuant to which GBFC shall acquire 100 percent of the issued and outstanding capital stock of JB's Restaurants, Inc. ("JB's"), a wholly owned subsidiary of CKE.

     Under the Agreement, which was executed on February 19, 1998, GBFC shall acquire


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JB's for one million shares of GBFC common stock. GBFC and CKE anticipate that the acquisition will close on or before March 1, 1998. At the closing, the business of JB's shall be composed of 48 JB's company-owned restaurants, 20 JB's franchise restaurants, and four Galaxy diner restaurants. Such restaurants generated approximately $44.3 million in revenues during the 13 periods ended January 26, 1998.

     GBFC's acquisition of JB's is subject to certain conditions, including the satisfactory completion of GBFC's due diligence investigation of JB's; the issuance of fairness opinions; and approvals from the respective boards of directors of GBFC and CKE. It is the intent of the parties that the transaction qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

     Puzder stated, "The acquisition of JB's compliments GBFC's previously announced and pending acquisition of Timber Lodge Steakhouse, Inc. ("TBRL") and further advances GBFC's strategic plan to diversify its quick-service restaurant business by expanding into the family-style restaurant segment. The acquisition not only affords us the opportunity to continue and develop the well-established JB's chain, but also creates the opportunity, where appropriate, to further expand, through conversion, the TBRL chain upon the closing of GBFC's previously announced acquisition of TBRL."

     William P. Foley II, chief executive officer of CKE, stated, "This transaction, along with the previously announced agreements to sell JB's restaurants to Star Buffet, Inc. and Timber Lodge Steakhouse, Inc., completes CKE's plan to find a more suitable owner for JB's, while

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preserving the strength of the core JB's system."

     GBFC, along with its franchisees, operates 185 Green Burrito restaurants, predominantly located in California. The Green Burrito menu includes a selection of combination platters that feature enchiladas, tacos and a variety of delicious burritos.

"Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995: Statements which are not historical facts contained in this release are forward looking statements that involve risks and uncertainties, and results could vary materially from the description contained herein and other risks as may be detailed in the Company's Securities and Exchange Commission filings.

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                              GB Foods Corporation
       Condensed Summary of Operations and Selected Balance Sheet Amounts
                     (in thousands, except per share data)


Condensed Summary of Operations:
-------------------------------

                                          Three Months Ended                Year Ended
                                              December 31                   December 31
                                        ------------------------      ------------------------
                                          1997           1996           1997           1996
                                        ---------      ---------      ---------      ---------
Revenue                                    $1,371         $1,390         $5,380         $4,994
Net income (loss)                             265            129            854            (48)

Basic net income (loss) per share            0.04           0.02           0.13          (0.01)
Diluted net income (loss) per share          0.03           0.02           0.11          (0.01)

Basic weighted average shares           6,515,775      6,440,614      6,471,262      6,356,287
Diluted weighted average shares         7,796,434      6,440,614      7,751,921      6,356,287

Selected Balance Sheet Amounts:
------------------------------

Cash and cash equivalents                  $1,130         $  754
Short-term investments                      2,323          1,021
                                           ------         ------
     Total                                  3,453          1,775

Shareholders' equity                        4,318          2,895